Exhibit 1.1

IBIO, INC.

AMENDMENT NO. 1 TO
EQUITY DISTRIBUTION AGREEMENT

July 29, 2020

UBS Securities LLC

1285 Avenue of the Americas

New York, New York 10019

Ladies and Gentlemen:

Reference is made to the Equity Distribution Agreement, dated June 17, 2020, including the Schedules and Exhibits thereto (the “Equity Distribution Agreement”), by and between UBS Securities LLC, as sales agent (the “Manager”), and iBio, Inc., a Delaware corporation (the “Company”), pursuant to which the Company could sell from time to time, at its option, up to $45,000,000 of shares of its common stock, par value $0.001 per share, through the Manager. All capitalized terms used in this Amendment No. 1 to the Equity Distribution Agreement by and between the Manager and the Company (this “Amendment”) and not otherwise defined herein shall have the respective meanings assigned to such terms in the Equity Distribution Agreement. The Manager and the Company agree as follows:

A. Amendments to Equity Distribution Agreement. The Equity Distribution Agreement is amended as follows, effective as of the date hereof:

1. The first sentence of Section 1 of the Equity Distribution Agreement is hereby deleted and replaced in its entirety with the following:

“The Company proposes to issue and sell through or to the Manager, as sales agent and/or principal, shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), having an aggregate gross sales price of up to $72,000,000 (the “Shares”) on the terms set forth in Section 3 of this Agreement.”

2. The eighth sentence of Section 2(a) of the Equity Distribution Agreement is hereby deleted and replaced in its entirety with the following:

“Except where the context otherwise requires, “Prospectus Supplement,” as used herein, means the final prospectus supplement, relating to the Shares, filed by the Company with the Commission pursuant to Rule 424(b) under the Act on or before the second business day after July 29, 2020 (or such earlier time as may be required under the Act), in the form furnished by the Company to the Manager in connection with the offering of the Shares.”

B. Prospectus Supplement. The Company shall file the Prospectus Supplement reflecting this Amendment within two (2) Business Days of the date hereof.

C. No Other Amendments. Except as set forth in Part A above, all the terms and provisions of the Equity Distribution Agreement shall continue in full force and effect.

D. Counterparts. This Amendment may be signed by the parties in one or more counterparts which together shall constitute one and the same agreement among the parties.

E. Governing Law. This Amendment and any claim, counterclaim or dispute of any kind or nature whatsoever arising out of or in any way relating to this Amendment, directly or indirectly, shall be governed by, and construed in accordance with, the internal laws of the State of New York.

[Remainder of page intentionally left blank.]

If the foregoing correctly sets forth the understanding between us, please so indicate in the space provided below for that purpose.

Very truly yours,

IBIO, INC.

By:	/s/ Thomas F. Isett
Name: Thomas F. Isett Title: Chief Executive Officer

ACCEPTED as of the date first above written:

UBS SECURITIES LLC.

By:	/s/ Jesse O’Neill
Name: Jesse O’Neil Title: Executive Director

By:	/s/ Abhinav Saxena
Name: Abhinav Saxena Title: Associate Director

[Signature Page to Amendment No. 1 to Equity Distribution Agreement]